Exhibit 10.24

INDEMNIFICATION AGREEMENT

This Agreement is made and entered into this «Date» (the “Agreement”), by and between Teradyne, Inc., a Massachusetts corporation (the “Company”, which term shall include any one or more of its subsidiaries where appropriate), and «Name» (“Indemnitee”). Certain capitalized terms are used in this Agreement as specifically defined in Section 7.

In consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

1. Services by Indemnitee. Indemnitee agrees to serve or continue to serve as a director or executive officer of the Company for so long as he is duly elected or appointed or until his written resignation.

2. Indemnification and Advances.

2.1 The Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within fifteen days after the receipt by the Company of a request therefor, accompanied or preceded by reasonable evidence of such Expenses and by an undertaking to repay all Expenses advanced to the extent Indemnitee shall be adjudicated, or determined pursuant to Section 3.2 or 3.3, to be not entitled to indemnification therefor (which undertaking shall be accepted by the Company without reference to Indemnitee’s financial ability to repay any such advances).

2.2 Except as specifically provided in Sections 3.1, 3.2 and 3.3, within 60 days after receipt of a request therefor the Company shall indemnify Indemnitee to the full extent permitted by law against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any Proceeding or any claim, issue or matter therein. A request for indemnification must be accompanied by reasonable evidence of the amount for which indemnification is requested, and must indicate a choice of Independent Counsel, if any, to make any determination pursuant to Section 3.3.

2.3 Notwithstanding any other provision of this Agreement, Indemnitee shall be indemnified against all Expenses attributable to any Proceeding (or any claim, issue or matter relating thereto) which was adjudicated or determined by a court of competent jurisdiction, on the merits or otherwise, in Indemnitee’s favor or which was terminated by dismissal or withdrawal; with or without prejudice.

3. Exceptions.

3.1 No indemnification shall be provided hereunder with respect to any claim, issue or matter to the extent that Indemnitee has been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Company (or, in the case of service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan).

3.2 If a Change of Control has not occurred, no indemnification shall be provided hereunder to the extent that, within 60 days of the receipt by the Company of a request for indemnification, Indemnitee has been determined (after investigation) by (a) the Board of Directors of the Company by majority vote of a quorum of Disinterested Directors, or (b) if such a quorum is not “obtainable, or if directed by majority vote of a quorum of Disinterested Directors, Independent Counsel (selected by majority vote of the Disinterested Directors or, if none, by majority vote of the Board of Directors) in a written opinion, not to have acted in good faith in the reasonable belief that his action was in the best interest of the Company (or, in the case of service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan).

3.3 If a Change in Control has occurred, no indemnification shall be provided hereunder to the extent that, within 60 days of the receipt by the Company of a request for indemnification, Indemnitee has been determined (after investigation) by (a) the Independent Counsel specified by Indemnitee in the request for indemnification or (b) if no such specification is made, by a person, persons or entity who would be entitled to make such a determination pursuant to Section 3.2 if a Change in Control had not occurred, not to have acted in good faith in the reasonable belief that his action was in the best interest of the Company (or, in the case of service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan). A person, persons or entity making a determination pursuant to this Section 3.3 shall presume that Indemnitee acted so as to be entitled to indemnification, and the Company shall have the burden of proof in overcoming that presumption.

3.4 Indemnitee shall cooperate with any person, persons or entity making an investigation pursuant to Section 3.2 or 3.3 to the extent reasonably requested. Any costs or expenses (including attorneys fees and disbursements) incurred by Indemnitee in so cooperating shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification), and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

4. Remedies of Indemnitee.

4.1 In the event that (i) a determination is made that Indemnitee is not entitled to indemnification under this Agreement, (ii) a required advancement of Expenses is not timely made or (iii) payment of any required indemnification is not timely made within the 60 day period prescribed in Sections 3.2 and 3.3, Indemnitee shall be entitled to an adjudication in an appropriate court of the Commonwealth of Massachusetts, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association, and judgment upon any arbitration award may be entered in any court having jurisdiction. Indemnitee shall commence a proceeding seeking such an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

4.2 In the event that a determination shall have been made pursuant to this Agreement that Indemnitee is not entitled to indemnification, any such judicial proceeding or arbitration shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of such adverse determination. If a Change of Control shall have occurred, in any such judicial proceeding or arbitration the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, notwithstanding such adverse determination.

4.3 The Company shall be precluded from asserting in any judicial proceeding or arbitration that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

4.4 In the event that Indemnitee seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses (of the types described in the definition of Expenses) actually and reasonably incurred by him in such judicial adjudication or arbitration, if he prevails therein or if such recovery is ordered by the court or the arbitrator. If it shall be determined in such judicial adjudication that Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately pro-rated.

5. Security. To the extent requested by the Indemnitee and approved by the Company’s Board of Directors, the Company may at any time and from time to time provide security to the Indemnitee for the Company’s obligations hereunder through an irrevocable bank letter of credit, funded trust or other collateral. Any such security, once provided to the Indemnitee, may not be revoked or released without the prior written consent of Indemnitee.

6. Insurance. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors or executive officers of the Company (or fiduciaries of any other enterprise), Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director or executive officer (or fiduciary) under such policy or policies, whether or not Indemnitee is still a director or executive officer of the Company. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

7. Definitions.

7.1 “Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the “Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any “Person” (as such term is used in Section 13(d) of the Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities without the prior approval of at least two thirds of the members of the Board of Directors in office immediately prior to such person attaining such percentage interest; (ii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

7.2 “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

7.3 “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the type customarily incurred in connection with prosecuting, defending, appearing as a witness in, preparing to prosecute or defend or appear as a witness in, or investigating a Proceeding.

7.4 “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in any action to determine Indemnitee’s rights under this Agreement.

7.5 “Proceeding” means any pending, threatened or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative in which Indemnitee is or may be involved as a witness or defendant by reason of being, having been or having agreed to become a director or executive officer of the Company or, at the request of the Company, being, having been or having agreed to become a director, officer or fiduciary of any other entity or enterprise, except such a proceeding initiated by Indemnitee.

8. General.

8.1 The rights provided by this Agreement shall not be exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company’s certificate of incorporation or by laws, any other agreement, a vote of stockholders or a resolution of directors, or otherwise.

8.2 This Agreement shall continue until and terminate upon the later of: (a) 10 years after the date that Indemnitee shall have ceased to serve as a director or executive officer of the Company or fiduciary of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Company; or (b) the final termination of all pending Proceedings in respect of which Indemnitee is granted rights hereunder and of any proceeding commenced by Indemnitee relating thereto. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors and administrators.

8.3 In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

8.4 If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8.5 No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

8.6 Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder; provided, however, that the failure to give any such notice shall not disqualify the Indemnitee from indemnification hereunder.

8.7 All notices, requests, demands and other communications hereunder shall be in writing and shall have been duly given if (i) actually received, or (ii) mailed by certified or registered mail, postage prepaid, on the third business day after the date on which it is so mailed.

8.8 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Attest:	TERADYNE, INC.

By:	By:

INDEMNITEE

«Name»
«Address1»
«Address2»

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